                                                                    EXHIBIT 12.1

                              BJ SERVICES COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                       Six Months Ended
                                          March 31,                     Year Ended September 30,
                                    --------------------- ----------------------------------------------------
                                       1996       1995      1995       1994       1993      1992       1991
                                    ---------- ---------- --------- ---------- -------------------- ----------
EARNINGS:
   Pretax earnings from continuing
      operations  . . . . . . . . . $  18,974  $   7,955  $ 8,758   $ 12,908   $ 16,838  $ (4,192)  $ 31,133
   Minority interest  . . . . . . .      (236)      (159)      29       (132)      (684)     (569)    (1,541)
   Minority interest income in
      subsidiaries with fixed
      charges . . . . . . . . . . .       205        558      595      1,373        858     1,122      1,486
   Minority interest - losses . . .      (453)      (680)  (1,344)    (1,921)      (644)     (711)      (148)
                                    ---------  ---------  -------   --------   --------  --------   --------
      Earnings (loss) . . . . . . .    18,490      7,674    8,038     12,228     16,368    (4,350)    30,930
   Add:
   Interest on indebtedness . . . .    11,095      4,618   15,164      7,383      5,414     2,977      3,135
   Portion of rents representative
      of the interest factor  . . .     3,306      2,766    5,530      5,141      3,637     2,488      2,697
                                    ---------  ---------  -------   --------   --------  --------   --------
   Earnings as adjusted . . . . . . $  32,891  $  15,058  $28,732   $ 24,752   $ 25,419  $  1,115   $ 36,762
                                    =========  =========  =======   ========   ========  ========   ========

FIXED CHARGES:
   Interest on indebtedness . . . . $  11,095  $   4,618  $15,164   $  7,383   $  5,414  $  2,977   $  3,135
   Capitalized interest . . . . . .       100        100      216        541        167       800        750
   Portion of rents representative
      of the interest factor  . . .     3,306      2,766    5,530      5,141      3,637     2,488      2,697
                                    ---------  ---------  -------   --------   --------  --------   --------
   Fixed charges  . . . . . . . . . $  14,501  $   7,484  $20,910   $ 13,065   $  9,218  $  6,265   $  6,582
                                    =========  ========== =======   ========   ========  ========   ========
RATIO OF EARNINGS TO
   FIXED CHARGES(1) . . . . . . . .      2.27        2.01    1.37       1.89       2.76          (2)    5.58
                                    =========  ========== =======   ========   ========             ========

_________________
(1) For purposes of calculating this ratio, earnings consist of earnings before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, capitalized interest, and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of the lease rentals).
(2) For the year ended September 30, 1992, earnings were inadequate to cover fixed charges by $4,350 because of the unusual charges recorded in that fiscal year.